Exhibit 99.6

VERIFICATION AGENT AGREEMENT

among

MRU STUDENT LOAN TRUST 20____,

as Issuer

__________________,

as Indenture Trustee and

as Verification Agent

and

MRU HOLDINGS, INC.,

as Administrator

Dated as of ___, 20__

THIS VERIFICATION AGENT AGREEMENT, dated as of ___, 20__ (as amended from time to time, this “Agreement”), among MRU STUDENT LOAN TRUST ____, 20__, a Delaware statutory trust (the “Issuer”), ______________, a ______________, as Indenture Trustee (in such capacity, the “Indenture Trustee”) and as Verification Agent (in such capacity, the “Verification Agent”) and MRU HOLDINGS, INC., a Delaware corporation, as Administrator (the “Administrator”).

W I T N E S S E T H :

WHEREAS, the Issuer, the Indenture Trustee and the Administrator have entered into an Administration Agreement dated as of ___. 20__ (the “Administration Agreement”) among such parties and _______________, as Owner Trustee (the “Owner Trustee”), and MRU ABS II LLC, as Depositor (the “Depositor”), in connection with the issuance by the Issuer of its Student Loan Asset Backed Notes, Series 20__-__ (the “Notes”) under an Indenture of Trust, dated as of ___, 20__, between the Issuer and the Indenture Trustee (together with any amendments thereto made in accordance with their respective terms, the “Indenture”); and

WHEREAS, under the Indenture and the Administration Agreement, the Administrator performs certain duties of the Issuer and the Owner Trustee; and

WHEREAS, the Issuer and the Administrator desire to retain the Verification Agent to assist the Administrator in providing certain of such duties pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 1.  Authorization and Action.

(a)       The Issuer and the Administrator hereby appoint _______________ as the Verification Agent hereunder and the Issuer and the Administrator authorize the Verification Agent to take such action as agent on behalf of the Issuer and the Administrator, respectively, and to exercise such powers under this Verification Agent Agreement as are delegated to the Verification Agent hereunder and to exercise such powers as are reasonably incidental thereto.

(b)       As to any matters not expressly provided for by this Verification Agent Agreement, the Verification Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Issuer and/or the Administrator.

(c)       The Verification Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein or any other relationship as the fiduciary or trustee of or for the Issuer or the Administrator or any other person.

Section 2.  Duties of the Verification Agent.

(a)       The Administrator shall cause the Servicer and any other party performing collection activities with respect to the Student Loans to deliver to the Verification Agent all information, reports and certificates relating to the Issuer, the Student Loans or the Notes that the Servicer or any such party delivers to the Administrator. Such information, reports and certificates shall be delivered simultaneously with, and in the same format as, the information, reports and certificates being delivered to the Administrator.

(b)       No later than four (4) Business Days prior to each Distribution Date, the Administrator shall deliver to the Verification Agent a copy of the report delivered pursuant to Section 8.02 and Section 8.09 of the Indenture (each, an “Administrator’s Certificate”) for such Distribution Date. No later than two (2) Business Days prior to each Distribution Date, based solely upon the information provided to the Verification Agent pursuant to clause (a) above, the Verification Agent shall recalculate the information contained in the applicable Administrator’s Certificate to determine the accuracy of such calculations and advise the Administrator of any discrepancy. If the Verification Agent verifies the accuracy of such information, the Verification Agent shall sign the related Administrator’s Certificate and deliver copies thereof to the Indenture Trustee no later than the Business Day preceding the related Distribution Date (or such later date as to which the Indenture Trustee shall agree). If the Verification Agent is unable to verify the accuracy of such information, it shall promptly so notify the Administrator and shall cooperate with the Administrator in reconciling such difference(s). If the Administrator and the Verification Agent are unable to reconcile their difference(s), or if the Administrator does not deliver an Administrator’s Certificate, by the related Distribution Date, the determination by the Verification Agent shall control.

(c)       Based solely upon the information provided to the Verification Agent pursuant to Section 1(a) hereof, the Verification Agent also shall recalculate the information contained in each Issuer Order and written instruction of the Administrator delivered pursuant to the following Sections of the Indenture: Section 8.02 (release of moneys from the Collection Account), Section 8.06 (release of moneys from the Acquisition Fund Account) and Section 8.08 (release of moneys from the Reserve Account) to determine the accuracy of such calculations. If the Verification Agent verifies the accuracy of such information, the Verification Agent shall sign the related Issuer Order or written instruction of the Administrator and deliver copies thereof to the Indenture Trustee. If the Verification Agent is unable to verify the accuracy of such information, it shall promptly so notify the Administrator and shall cooperate with the Administrator in reconciling such difference(s). If the Administrator and the Verification Agent are unable to reconcile their difference(s), or if the Administrator does not deliver an Administrator’s Certificate, by the date on which the subject activity is to occur, the determination by the Verification Agent shall control. The Indenture Trustee shall not disburse moneys pursuant to an Issuer Order or a written instruction of the Administrator pursuant to such Sections of the Indenture unless such Issuer Order or written instruction also is signed by the Verification Agent.

(d)       No later than two (2) Business Days prior to each Distribution Date, based solely upon the information provided to the Verification Agent pursuant to Section 1(a) hereof, the Verification Agent shall determine if any of the following events will be in effect for such Distribution Date: (i) a Class B Note Interest Trigger, (ii) a Class C Note Interest Trigger, (iii) a Turbo Trigger, (iv) a Subordinate Note Principal Trigger and (v) a Note Parity Trigger. If the Verification Agent determines that one or more of such events will be in effect for a Distribution Date, it shall promptly so notify the Administrator and the Indenture Trustee in writing.

Section 3.  Compensation. Each month during the term of this Agreement, commencing in ___ 20_, the Verification Agent shall be entitled to a fee for performing its services hereunder equal to 1/12 of ______% of the aggregate principal balance of the Financed Student Loans as of the first day of such month. On each Distribution Date, commencing in ___ 20__, the Issuer shall pay the Verification Agent all accrued but unpaid fees earned by the Verification Agent during the three calendar months preceding such Distribution Date. All fees of the Verification Agent for its services under this Agreement, and any expenses incurred by the Verification Agent (including but not limited to counsel fees and expenses), to the extent not promptly paid by the Issuer pursuant to the Indenture, will be promptly paid and reimbursed by the Administrator pursuant to a fee agreement between the Administrator and the Verification Agent.

Section 4.  Additional Information to be Furnished. The Administrator shall promptly furnish, or shall cause the Servicer or any other party performing collection activities with respect to the Student Loans to furnish, to the Verification Agent such additional information regarding the Student Loans as the Verification Agent shall reasonably request in connection with performing its obligations hereunder.

Section 5.  Term of Agreement; Resignation and Removal of Verification Agent.

(a)       Unless this Agreement is terminated as provided below, this Agreement shall continue in force until the dissolution of the Issuer.

(b)       Subject to Section 5(d) hereof, the Verification Agent may resign its duties hereunder by providing the Issuer, the Owner Trustee, the Indenture Trustee and the Administrator with at least 90 days’ prior written notice.

(c)       Subject to Sections 5(d) and 5(e) hereof, the Administrator may remove the Verification Agent with or without cause by providing the Verification Agent with at least 30 days’ prior written notice.

(d)       No resignation or removal of the Verification Agent pursuant to this Section shall be effective until (i) a successor Verification Agent shall have been appointed by the Administrator, (ii) the Issuer shall have satisfied the Rating Agency Condition with respect to Moody’s Investors Service, Inc. in connection with such appointment, and (iii) such successor Verification Agent shall have agreed in writing to be bound by the terms of this Agreement in the same manner as the Verification Agent is bound hereunder. Notwithstanding the foregoing, if no successor shall be appointed and approved within ninety (90) days after the date of expiration of the aforesaid notice of resignation or within a reasonable time after the date of such removal, the Verification Agent may apply to any court of competent jurisdiction to appoint a successor to act until such time, if any, as a successor shall have been appointed as above provided.

(e)       Notwithstanding any other provisions of this Section 4 to the contrary, upon the Issuer satisfying the Rating Agency Condition with respect to Moody’s Investors Service, Inc., the Administrator may remove the Verification Agent upon 10 days’ written notice and terminate this Agreement.

Section 6.  Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

If to the Issuer, to:	MRU STUDENT LOAN TRUST 20__-__
[Insert Address]
Telephone: ______________ Facsimile: ______________

If to the Administrator, to:	MRU Holdings, Inc. 590 Madison Avenue, 13th Floor
New York, New York 10022
Attention: Capital Markets Telephone: (212) 398-1780 Facsimile: (212) 444-7530

If to the Indenture Trustee, to:	_____________
[Insert Address]
Telephone: ______________ Facsimile: ______________

If to the Verification Agent, to:	_____________
[Insert Address]
Telephone: ______________ Facsimile: ______________

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand delivered to the address of such party as provided above.

Section 7.  Amendments. This Agreement may be amended from time to time by the parties hereto so long as the Rating Agency Condition with respect to Moody’s Investors Service, Inc. has been satisfied with respect to such amendment. The Administrator shall provide S&P with prior written notice of any amendment. The Verification Agent shall not be required to enter any amendment which affects its own rights, duties, privileges, immunities or obligations hereunder.

Section 8.  Successors and Assigns.

(a)       This Agreement may not be assigned by the Verification Agent unless such assignment is previously consented to in writing by the Issuer and the Administrator, and the Rating Agency Condition with respect to Moody’s Investors Service, Inc. has been satisfied with respect to such assignment. An assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Verification Agent is bound hereunder.

(b)       Any corporation or other entity (i) into which the Verification Agent shall be merged, or with which it shall be consolidated, (ii) resulting from any merger or consolidation to which the Verification Agent shall be a party or (iii) succeeding to all or substantially all of the assets or business of the Verification Agent shall, if the Rating Agency Condition is satisfied, be the Verification Agent under this Verification Agency Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 9.  Indemnification. The Issuer and Administrator agree jointly and severally to indemnify the Verification Agent in its individual capacity and any of its officers, directors, employees and agents against any and all losses, claims, actions, suits, damages, liabilities, costs, penalties, taxes (excluding taxes payable by it on any compensation received by it for its services as Verification Agent) or expenses (including attorneys’ fees and expenses) arising out of or in connection with (a) actions taken by it pursuant to instructions given by the Administrator or the Issuer pursuant to this Agreement; or (b) any action, or failure to act, by the Verification Agent in the performance of the Verification Agent’s duties hereunder. Neither the Issuer nor the Administrator needs to reimburse any expense or indemnify against any loss, liability or expense incurred by the Verification Agent through the Verification Agent’s own willful misconduct, gross negligence or bad faith. Indemnification under this Section shall survive the resignation or removal of the Administrator or Verification Agent, as applicable, or the termination of this Agreement. Further, any indemnification by the Issuer shall be subject to the priority of payments set forth in the Indenture.

Section 10. Confidentiality. Each of the Verification Agent and affiliated directors and officers shall treat information received from or on behalf of the Administrator or any of their affiliates as confidential.

Section 11.  Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 12.  Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

Section 13.  Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall together constitute but one and the same agreement.

Section 14.  Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 15.  Limitation of Liability of Indenture Trustee. Notwithstanding anything contained herein to the contrary, this instrument has been executed by ____________ not in its individual capacity but solely in its capacity as Indenture Trustee, and in no event shall ____________ in its individual capacity or any beneficial owner of the Notes have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to which recourse shall be had solely to the assets of the Issuer.

Section 16.  Limitation of Liability of Owner Trustee. It is expressly understood and agreed by the parties to this Agreement that (a) this Agreement is executed and delivered by ____________, not individually or personally but solely as Owner Trustee of the Issuer, in the exercise of the powers and authority conferred and vested in it as Owner Trustee, (b) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by ____________ but is made and intended for the purpose of binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on ____________, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties to this Agreement and by any person claiming by, through or under the parties to this Agreement and (d) under no circumstances shall ____________ be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Agreement or any other document.

Section 17. No Petition. The parties hereto will not at any time institute against the Issuer any bankruptcy proceeding under any United States federal or State bankruptcy or similar law in connection with any obligations of the Issuer under any Basic Document; provided, however, in no event shall this provision prohibit the Verification Agent from filing a claim in any such proceeding or otherwise participate in any such proceeding.

Section 18.  Waiver of Jury Trial. THE PARTIES HERETO IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY (BUT NO OTHER JUDICIAL REMEDIES) IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 19.  Rights, Privileges and Immunities. Each of the parties hereto acknowledge and agree that the rights, privileges and immunities given to the Verification Agent and the Indenture Trustee in the Indenture are expressly incorporated herein by reference thereto.

Section 20.  Rights of the Verification Agent.

(a)       The Verification Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of this Agreement or any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(b)       Neither the Verification Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Issuer, the Administrator or any other person for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their gross negligence or willful misconduct.

(c)       The Verification Agent may consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d)       The Verification Agent shall be obligated to perform such duties and only such duties as are herein specifically set forth, and no implied duties or obligations shall be read into this Agreement against the Verification Agent.

(e)       Unless herein otherwise specifically provided, any order, certificate, notice, request, direction or other communication from Issuer or the Administrator made or given by it under any provision of this Agreement shall be sufficient if signed by any officer of the Issuer or the Administrator.

(f)        The Verification Agent may perform any duties hereunder either directly or by or through agents or attorneys, and the Verification Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(g)       In no event shall the Verification Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever the (including, but not limited to, loss of profit) irrespective of whether the Verification Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)       In no event shall the Verification Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 21.  Electronic Notices. The Administrator and Issuer hereby authorize the Verification Agent to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods (“Electronic Methods”) by persons reasonably believed by the Verification Agent to be authorized to give instructions and directions on behalf of the Administrator or Issuer. The Verification Agent shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of the Administrator or Issuer (other than to verify that the signature on a facsimile is the signature of an Authorized Officer); and the Verification Agent shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Administrator or the Issuer as a result of such reliance upon or compliance with such instructions or directions, except for any losses, liabilities, costs or expenses caused by the Verification Agent’s gross negligence or willful misconduct. The Administrator and the Issuer each agree to assume all risks arising out of the use of Electronic Methods to submit instructions and directions to the Verification Agent, including without limitation the risk of the Verification Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

MRU STUDENT LOAN TRUST 20__-__

By:	______________, not in its individual capacity but solely as Owner Trustee

By
Name
Title

______________, as Indenture Trustee

By
Name
Title

______________, as Verification Agent

By
Name
Title

MRU HOLDINGS, INC., as Administrator

By
Name
Title